Exhibit 99.1
AGREEMENT
TO JOINTLY FILE SCHEDULE 13D
The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of O.I. Corporation and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.

Dated: April 16, 2009	FARNAM STREET PARTNERS, L.P.
	BY:	FARNAM STREET CAPITAL, INC., General Partner

	By:	/s/ Raymond E. Cabillot
Raymond E. Cabillot,
Chief Executive Officer

	By:	/s/ Peter O. Haeg
Peter O. Haeg,
President

/s/ Raymond E. Cabillot

Raymond E. Cabillot

/s/ Peter O. Haeg

Peter O. Haeg